                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant / /

Filed by a Party other than the Registrant /X/

Check the appropriate box:

     / /  Preliminary Proxy Statement

     / /  Confidential,  for Use of the  Commission  Only (as  permitted by Rule
          14a-6(e)(2))

     / /  Definitive Proxy Statement

     /X/  Definitive Additional Materials

     / /  Soliciting Material Under Rule 14a-12

                             THE TOPPS COMPANY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                       PEMBRIDGE VALUE OPPORTUNITY FUND LP
                        PEMBRIDGE CAPITAL MANAGEMENT LLC
                       CRESCENDO PARTNERS II L.P. SERIES Y
                          CRESCENDO INVESTMENTS II, LLC
                             CRESCENDO ADVISORS LLC
                                 ERIC ROSENFELD
                                 TIMOTHY E. BROG
                                  ARNAUD AJDLER
                                  JOHN J. JONES
                           TOPPS FULL VALUE COMMITTEE
--------------------------------------------------------------------------------
    (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

     Payment of Filing Fee (Check the appropriate box):

     /X/  No fee required.

     / /  Fee  computed on table below per Exchange  Act Rules  14a-6(i)(1)  and
          0-11.

     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3)  Per unit  price  or other  underlying  value of  transaction  computed pursuant to Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5)  Total fee paid:

--------------------------------------------------------------------------------

     / /  Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------

     / /  Check box if any part of the fee is offset as provided by Exchange Act
Rule  0-11(a)(2)  and identify the filing for which the  offsetting fee was paid previously.  Identify the previous filing by registration  statement  number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

--------------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3)  Filing Party:

--------------------------------------------------------------------------------

     (4)  Date Filed:

                                      -2-

     On June 23,  2006,  the  Topps  Full  Value  Committee  (the  "Committee"),
together  with the other  participants  (as defined  below),  made a  definitive filing with the Securities and Exchange  Commission ("SEC") of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of director nominees and certain business proposals at the 2006 annual meeting of  stockholders  scheduled  to be held July 28, 2006 (the "2006  Annual
Meeting") of The Topps Company, Inc., a Delaware corporation (the "Company").

     Item 1: On July 8, 2006,  The Wall Street  Journal  published the following news story:

TROUBLE FOR TOPPS: EX-CUSTOMERS NOW RUN HEDGE FUNDS
CANDY, BASEBALL-CARD MAKER FACES PRESSURE TO SELL OUT;

THE FICKLE TASTES OF KIDS
BAZOOKA IN A TOOTHPASTE TUBE

By KAREN  RICHARDSON  July 8,  2006;  Page A1

Topps Co. is famous  for making the stuff of  sugar-coated  childhood  memories:
baseball and Pokemon cards, Baby Bottle Pops and Bazooka bubble gum.

Now,  the  company  is  under  siege  by  a  group  composed  mostly  of  former baseball-card fans who happened to grow up to run hedge funds.

Their  champion,  Timothy Brog,  has been waging a year-long  battle to split up
Topps or sell the whole company outright. He figures a deep-pocketed owner would be better able to run the company  than  members of the  founding  family  while investing  more on promoting the brand.  Later this month he hopes to oust three board members at the annual meeting.

"It's time for a change,"  says Mr. Brog,  who heads a  two-year-old  hedge fund called Pembridge Capital Management LLC. "Management has been running Topps like it's a candy store from the 1950s."

Topps's CEO, Arthur Shorin, an energetic  septuagenarian  and  second-generation candy maker, sees things differently.  He says Mr. Brog and his supporters don't
know  the  first  thing  about   running  a  complex   candy-and-cards   empire.
"Shareholders need to be protected from them," he says.

Such clashes are on the rise as hedge funds struggle to differentiate themselves in an  increasingly  crowded  field -- there  are now more  than  8,000 of these investment  pools for the wealthy.  One strategy  among bigger funds has been to put pressure on corporations  including  McDonald's Corp.,  General Motors Corp.
and Time  Warner  Inc.  to make  changes  such as  selling  assets or shaking up management.  Now, smaller funds are becoming more aggressive with tiny companies using some of the same tricks.

                                      -3-

Just last month El Segundo,  Calif.-based  Chapman  Capital LLC, which manages a six-month-old  hedge  fund,  succeeded  in getting  Carreker  Corp.,  a maker of banking  software  with  about  $100  million  in  annual  revenue,  to  hire an investment bank to explore a sale. In April,  Santa Monica  Partners,  with only
$90 million in assets,  sued Warwick Valley Telephone Co., a rural phone company in New York  state,  in an effort to replace its board.  And earlier  this year,
Pirate Capital,  Norwalk,  Conn., launched an attack against Virginia coal-miner
James  River  Coal Co.  with a letter  saying it was  "outraged"  by the  "gross mismanagement" of the $450 million company.

The barriers to entry are low: Mr. Brog's Pembridge  Capital invested only about
$3 million  last year for nearly 1% of Topps  before it started  demanding  that
Topps break itself up.  Since then,  Mr. Brog has lined up support from a number of other small  hedge-fund  operators  and  longtime  baseball-card  buffs.  The biggest is Eric Rosenfeld,  who says he was a "rabid collector" as a boy. He now runs Crescendo Partners, an eight-year-old activist hedge fund that has almost a dozen battles like these under its belt. Pembridge and Crescendo control 7.4% of
Topps and their supporters have been building up stakes as well.

At the  heart of the  battle  are two men with  different  ideas  about  Topps's products.  Mr. Brog is a former lawyer and investment  banker who works out of a
150-square-foot  office. He fondly recalls the role Topps products played in his first  big  financial  coup:  As a  teenager  in the  1970s,  he  paid  $90 to a schoolmate  for a pile of  baseball  cards  that he later  sold  separately  for
$4,000.

Mr. Shorin remembers wearing hand-me-down clothes between the ages of 11 and 17, while his father labored to get the postwar bubble-gum  business off the ground.
Visitors  to his  memorabilia-filled  office  near Wall  Street can expect to be plied with potato chips, soda, Oreo cookies, pickles and fistfuls of candy.

ECHOES OF RING POPS

For Mr. Shorin,  the battle  represents one of his company's  biggest  corporate crises  since the 1970s,  when Topps was unable to fill  orders for its  popular line of Ring Pops (a lickable sugar bomb worn on the finger) for over a year due to equipment trouble.

Mr.  Shorin's  father  and  three  uncles  founded  Topps  as a  tobacco-and-gum wholesaler in Brooklyn in 1938. One of its first big hits was Bazooka,  launched after  World  War II.  The gum  targeted  kids  with its  distinctive  wax-paper wrapping that featured a corny comic strip starring Bazooka Joe.

Mr. Shorin, who studied music at Julliard, initially wanted to be a composer. He wrote a few songs including  "You're  Everything  Wonderful,"  recorded by 1950s crooner Steve Lawrence. By the time he joined Topps in 1958 at the urging of his father,  Topps was the  industry  leader in what were then known as  "bubble-gum cards" -- baseball  cards packed with a stick of gum. For the next 22 years,  it enjoyed a monopoly  in the  market as the only  licensee  printing  major-league cards.

Then came the Ring Pop  debacle.  They were a  sensation  when  prototypes  were introduced  at candy shows in 1975,  says Ron Werner,  head of Topps's candy R&D then and still today.  Orders flooded in. But the manufacturing  equipment was a

                                      -4-

disaster:  The candy simply wouldn't stay attached to the wearable plastic ring.
It took almost 12 months to work out the kinks and restore its reputation  among angry buyers. "It was so discouraging," recalls Mr. Werner.

Once it mastered the production  woes, Ring Pops  established a niche market for
Topps -- toys with an edible  element.  Along with its  trading  cards,  Topps's current  products include Baby Bottle Pops (a baby-bottle toy filled with sugary crystals  and topped  with a  hard-candy  nipple)  and Mega Mouth Candy Spray (a spritzer for squirting candy into your mouth).

The switch to a novelty-candy  company also planted the roots of Topps's current woes. Toys like these are tricky to develop, and usually have a short life span.
That means  revenue can spike and fall  rapidly as  products  soar or decline in popularity.

Consider Squeeze Bazooka, gum in a toothpaste-like tube that Topps rolled out in
1984. It took "forever" to develop,  says Mr. Werner, the candy R&D man. The gum base  needed to be soft  enough to be  squeezable  but firm  enough to  maintain
"bubbleability,"  meaning a kid could  still  blow a bubble  with it. It was the
"holy grail of gum," Mr. Werner says.

The  product  was a big hit -- but only for five  years.  Today,  it's no longer sold.

At the same time, the  baseball-card  business fell off a cliff. A U.S. District court  ruled  in  1980  that  Topps's  exclusive  licenses  illegally  prevented competition.  The decision was reversed a year later, but by then Topps's rivals had already  entered the market.  The new entrants  flooded  store  shelves with baseball  cards.  Ironically,  the  wealth of cards  made  collecting  less fun, helping to turn kids off of the hobby.

For reasons like these, Topps has been struggling in recent years. It hasn't had a hit  trading-card  product since it got the license to make cards for Pokemon, the Japanese  cartoon,  in the late 1990s.  Its revenue in its fiscal 2006 ended
Feb. 25 was $293.8 million, 33% below 2001, at the tail end of the Pokemon rage.
Net income has fallen about 98% and expenses have risen 24% since 2001.

The hedge funds believe Topps could dramatically  increase its margins if it was sold to a bigger,  deeper-pocketed company, or companies, which could spend more money on marketing and exploring  other revenue  streams,  such as licensing out the Bazooka and Topps brands to makers of other products.  Also, recent sales of candy companies have commanded  handsome prices: In 2005, Wrigley bought Kraft's candy assets,  such as Altoids and Life Savers,  for about $1.8 billion,  or 2.4 times its 2004 sales. Tootsie Roll in 2004 bought Concord Confections,  maker of
Dubble Bubble, for $197 million, or 2.8 times its 2003 sales.

Mr. Shorin and his son-in-law,  Scott  Silverstein,  Topps'  president and chief operating  officer,  say they have been working hard to jump-start  the company, relaunching  Bazooka  this year with new  packaging  and  flavors,  successfully negotiating  with Major  League  Baseball  to cut down the  number of  competing products in the baseball-card market and restructuring operations.

                                      -5-

Still,  the stock has  languished.  The  shares are down more than 25% from last year's high of about $11 last June and off 38% from their 1999 intra-day high of
$13.38.  On Friday,  Topps  shares fell 14 cents to $8.24 in Nasdaq Stock Market composite trading.

The falling stock  attracted  hedge-fund  investors  like Mr. Brog. His company,
Pembridge Capital  Management,  is a minnow in the world of activist hedge funds
-- a one-man  show with less than $25 million in assets  under  management.  His only staffer quit a few months ago "because he wasn't making  enough  money," he says.

Mr. Brog is a former mergers and acquisitions  associate at the powerful Skadden
Arps law firm.  He later became an  investment  banker at his own boutique  firm called the Edward  Andrews  Group in New York.  He decided to start a hedge fund after  successfully  launching a bitter  proxy  battle  against  marketing  firm
Vestcom  International  Inc.,  a former  client.  The  battle led to the sale of
Vestcom in 2002 -- at a healthy  profit for Mr. Brog.  He launched  Pembridge in
2004, and by 2005, Topps was his new fund's biggest single position.

Messrs.  Shorin and Brog met for the first time in May 2005, after Mr. Brog sent
Topps a letter saying he planned to nominate a slate of directors the board.  At the meeting,  which took place at Mr.  Brog's  office,  Mr. Brog says he pleaded with Mr. Shorin to "do something" with Topps to increase shareholder value, such as trying to sell it, or simply buying back more shares.

'I WOULD HAVE GONE AWAY'

Just a few weeks after the  meeting,  Topps made a public  statement  that a few months earlier it had retained  Lehman  Brothers as an adviser to explore a sale of its candy business. Mr. Brog was incredulous.  "If they had told me that when
I met with Arthur,  I would have gone away," he says. Mr. Shorin,  who remembers the meeting, says he doesn't disclose nonpublic information to shareholders as a matter of policy.

In June, Mr. Brog agreed to call off his fight for board seats for a year, while
Topps tried to sell its candy business.  Topps's stock climbed during the summer as investors anticipated a sale.

The  cease-fire was  short-lived.  On Sep. 12, Topps said it was calling off the sale because it didn't get good enough  offers.  Its stock price dived,  falling more than 30% from the year's high by the end of the year.

Mr. Brog started receiving phone calls from supportive hedge-fund managers after
Topps  called off the sale.  One of those calls was from Randy  Saluck,  head of
Mortar Rock Capital  Management LLC. Like others in Mr. Brog's camp, Mr. Saluck,
40, has an  emotional  bond to the  company:  "One of my fondest  memories is of walking to the store with my  grandfather in the summertime to buy a new pack of
Topps baseball cards," he says.

Within months, Mr. Brog was back in the ring -- this time with more support from the other hedge funds.  On April 26, he sent Topps a 20-page  letter  lamenting, among other things, "the payment of egregious salaries and bonuses to executives at Topps in light of management's  inability to stem chronic  declining  revenue

                                      -6-

and earnings" -- a swipe at Mr. Shorin,  who received a $500,000 bonus last year plus his salary of $980,000.

Mr. Brog also attacked what he calls the "nepotism" of hiring Mr. Silverstein as president,  since he's married to Mr. Shorin's daughter.  He nominated three new directors, including himself.

Topps  fired  back with a list of  initiatives  such as making  the heads of the candy and card businesses  accountable  for their  divisions'  profitability  by tying it to their  bonuses.  It also announced the Bazooka  relaunch,  its first major effort to spruce the product since the early 1980s. The campaign  includes new flavors like  watermelon,  a splashy new advertising  campaign and a crew of hipper,  more ethnically  diverse cartoon friends for an updated Bazooka Joe. It announced a plan to sharply reduce its expenses and headcount.

Mr.  Brog says the changes are too little too late.  He  formally  launched  his effort to put  candidates  on the board on May 31 this year -- his  second  such effort in 12 months -- demanding the 68-year-old  firm put all or part of itself up for sale and use the proceeds to pay shareholders.

He points to the  company's  Ring Pops factory in Scranton,  Pa.,  where some 80 workers, whose average age is nearly 62, have been making candies since 1975. He says the operation  should be moved abroad to a cheaper  location,  like Topps's other candy operations.

Mr.  Shorin  says  "the  needle  is  pointing  up"  at  Topps  these  days.  The baseball-card  business has improved dramatically since the number of makers was cut  back  to  two.  In this  year's  first  quarter,  sales  jumped  27% in the baseball-card category.

Still, both sides are digging in ahead of Topps' annual meeting on July 28. "The company  isn't  going to be able to hold off the  barbarians  at the gate with a promise to sell itself," says Chris Young of Institutional Shareholder Services, a proxy adviser. "Because it already did that last year."

     Item 2: On  July  10,  2006,  the  National  Post,  a  Canadian  newspaper, published the following news story:

ACTIVIST  HEDGE  FUNDS  TARGET  TOPPS
'Outrageous' salaries, 'dismal' stock performance

EMILY MATHIEU
Financial Post

MONDAY, JULY 10, 2006

A family  fortune  built on candy  and  trading  cards,  a brewing  battle  over control,  scathing  letters,  a pile of surplus cash and  speculation  that even
Warren Buffett could get interested.

It has all the elements of a great American novel, or comedic opera.

At  the  end  of  this  month,  The  Topps  Company  Inc.,  a  New  York-  based confectionary  and  trading-card  firm,  will hold a proxy battle with dissident shareholders Pembridge Capital Management LLC and Crescendo Partners.

The two hedge  funds,  who in the proxy  statement  refer to  themselves  as the
"Topps Full Value  Committee,"  are headed by Timothy Brog,  who runs  Pembridge
Capital  Management  LLC,  and  Eric  Rosenfeld,  who runs  Crescendo  Partners.
Together they own over 7% of Topps' common stock.  "It's time for a change," Mr.
Brog told the Wall Street Journal.  "Management has been running Topps like it's a candy store from the 1950s."

                                      -7-

Mr. Brog would like to split up the company or sell it outright.

Canadian  investors will remember Mr. Rosenfeld for how he shook up the likes of
Spar Aerospace,  Geac Computer Corp., Pivotal Corp. and AD OPT Technologies Inc.
He eventually pushed the companies to be sold.

In a  letter  to  shareholders  filed  with  the U.S.  Securities  and  Exchange
Commission,  the hedge funds complained about "outrageous"  salaries and bonuses paid to Topps senior staff, a "dismal" stock  performance,  brand  mismanagement and how it has been sitting on US$100-million of cash for the past five years.

The letter also contained a promise:  "If  stockholders do not act now to demand that the  board  improve  the  profitability  of  Topps  and  explore  strategic alternatives  to enhance  stockholder  value,  we will be engaged in this debate again at this time next year."

Two days later, Topps sent a letter to shareholders  urging them to cut "through
Pembridge's  rhetoric  and  self-serving  criticism  of Topps." It asked them to question the qualifications of the individuals the dissidents wanted to elect to the board,  among them "a consultant  lawyer who also worked at this  'boutique'
investment bank; and a 30-year-old"  three years out of business school,  and to have faith in company's plans to increase shareholder value.

What's  at stake is the fate of an  American  icon.  Topps is the  offspring  of
Morris Shorin's American Leaf Tobacco Co., founded in the late 19th century.  In
1938,  Mr.  Shorin's  sons turned away from  tobacco and the company was renamed
Topps  Chewing  Gum. The  company's  gum was called  Bazooka,  after the musical instrument,  and comics with the character Bazooka Joe, complete with eye patch, came on the scene in the early  1950s.  At the same time,  the  company  started selling baseball cards.

                                      -8-

Bazooka Joe comics still  circulate and popular  products  like Ring Pops,  Push
Pops and Baby Bottle Pop  lollipops  have been added to Topps'  roster of candy.
The  entertainment  side of the business still sells trading  cards,  as well as board games.

As a publicly traded company, the past five years have not been sweet. The stock
-- which  closed on Friday at US$8.24 -- has pretty  much  stalled  since  1999.
Sales last quarter were  US$81-million,  less than they were in the same quarter in fiscal 2000. Profit was US4 cents per share,  double the year before, but far off the US68 cents per share the company earned in one quarter in fiscal 2001.

Much of the drop off can be blamed on Pokemon cards.  "Topps to a certain degree is  a  victim  of  its  own  success,"  said  Robert  Routh,  senior  media  and entertainment analyst with Jeffries and Company Inc.

After  purchasing  exclusive  rights  to  Pokemon  in  1999,  profits  from  the phenomenon  were so  significant  that Topps posted  Pokemon  financial  results separately, Mr. Routh said. There's no need to do that any longer.

In fact,  sales in the  sports-card  industry have plummeted  from  US$1-billion annually to US$120-million over the past 10 years, Mr. Routh said. "There are no signs that the collectable sports card business will ever grow again."

In 2001, Topps attempted to revive interest in cards, buying www.thePit.com,  an online "stock market" for trading  cards,  for  US$5.7-million.  Topps named the site  "etopps."  Traders were  offered an "initial  player  offering"  and could purchase and swap cards for a profit.  But the venture failed.  Mr. Routh blames poor marketing.

"There obviously was incredible  interest at first, but it fell off a cliff," he said.

It's little  wonder  Topps has become a target for  activist  hedge  funds.  The conflict  actually  started last year, when Pembridge first filed a proxy fight.
That contest was called off after Topps hired Lehman  Brothers Inc. to help sell the confectionary  side of the business.  Arthur Shorin,  Topps chief executive, didn't find a buyer and called off the sale in September.  Reports on Topps' Web site say no one  offered to pay what the  company  was worth.  Topps  executives declined to comment for this story.

According to a recent feature in the Wall Street  Journal,  Arthur Shorin joined
Topps in 1958 on the urging of his father.  Before  that,  he dreamed of being a composer, even penning a hit for Steve Lawrence (You're Everything Wonderful) in
the 1950s.

Media  reports say the two hedge funds this year want to replace  Topps'  board, want directors to stand for annual election and want investors holding more than
15% to be able to call a special meeting of shareholders.

Topps currently pays a quarterly dividend of US4 cents per share. According to a recent  shareholders  presentation,  Topps has paid  US$6.5-million in dividends each year over the past three years,  has repurchased 9.3 million shares,  worth
US$87-million,  since  1999,  and more than 1.3  million  of those  shares  were repurchased in the past 12 months.

In total, Topps said it has returned US$76-million to shareholders over the past five years.  (Topps has  approximately 39 million shares  outstanding.) But that may not be enough to keep  shareholders  on their side at the  company's  annual meeting on July 28.

At least one  shareholder  does not  believe  Topps  executives  can turn  their business  around.  "I'm always  skeptical of companies that have these great new strategies after activists become involved," said Randy Saluck, managing partner at Mortar Rock Capital Management LLC, a hedge fund in New York.

Mortar Rock started  picking up shares in February.  Mr. Saluck  declined to say how many the company has.

                                       -9-

Mr.  Saluck  said big  payments  to Topps  executives  are an  example of poorly managed finances. According to Pembridge's posted letter, those payments include
Mr. Shorin's $980,000 annual salary and a $500,000 bonus last year.

"I like companies  where pay is reflective of their  performance.  It seems like there is a divorce of that concept  here," he said. "I don't see why this has to be, in  management's  minds,  a war as opposed to  something  trying to generate value. I just think they should be willing to work with the shareholders."

Topps still has potential, Mr. Routh said.

"Management is great," he said. "The franchise is great. I just don't think they want to keep going  through  proxy fight after proxy  fight.  [But] just keeping things status quo, it's just not working."

Key shareholders might be fed up, Mr. Routh said, but they also cannot sell such an illiquid  stock  easily.  "They are stuck.  You can't sell a size position in that particular equity without driving down the stock considerably."

(The average six month volume is about 300,000 shares traded a day.)

The  meeting  isn't for three  weeks,  but perhaps a buyer will come along soon.
Warren Buffett's company,  Berkshire Hathaway Inc., typically has an interest in family-based companies like Topps, Mr. Routh noted.

"Why Warren Buffett hasn't looked at it is an enigma," he said.  "Warren Buffett could end up being Shorin's white knight."

THE FUND MANAGERS

TIMOTHY BROG

Firm: Pembridge Capital Management

Investment in Topps: Paid US$3-million for a 1% stake

Background: lawyer and investment banker

Previous  wins: As a teenager,  paid US$90 for a collection  of baseball  cards, which he broke up and sold for a total of US$4,000; launched a proxy battle that led to the sale of Vestcom International Inc.

Eric Rosenfeld

Firm: Crescendo Partners

Initial  Investment in Topps:  Owned 2.4 million shares as of the end of June, a
6% stake now valued at about US$20-million

Background: Harvard MBA and investment banker

Previous wins: Pushed the sales of companies including Geac Computer Corp., Spar
Aerospace Ltd., and Pivotal Corp.

                             (c) National Post 2006

                 CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

THE TOPPS FULL VALUE COMMITTEE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
("SEC") ON JUNE 23, 2006 A DEFINITIVE  PROXY  STATEMENT  AND  ACCOMPANYING  GOLD
PROXY  CARD,  TO BE USED TO  SOLICIT  VOTES  FOR THE  ELECTION  OF ITS  SLATE OF
DIRECTOR  NOMINEES  AND CERTAIN  BUSINESS  PROPOSALS  FOR USE AT THE 2006 ANNUAL
MEETING. THE COMMITTEE STRONGLY ADVISES ALL TOPPS STOCKHOLDERS TO READ THE PROXY
STATEMENTS  AND OTHER PROXY  MATERIALS  AS THEY BECOME  AVAILABLE  BECAUSE  THEY
CONTAIN IMPORTANT INFORMATION.

STOCKHOLDERS  WILL BE ABLE TO OBTAIN  FREE COPIES OF THE PROXY  STATEMENT  FILED
WITH THE SEC BY THE TOPPS FULL VALUE COMMITTEE THROUGH THE WEBSITE MAINTAINED BY
THE SEC AT  WWW.SEC.GOV.  IN  ADDITION,  INVESTORS  WILL BE ABLE TO OBTAIN  FREE

                                      -10-

COPIES OF THE PROXY  STATEMENT FROM THE TOPPS FULL VALUE COMMITTEE BY CONTACTING
TIMOTHY BROG,  PEMBRIDGE  CAPITAL,  708 THIRD  AVENUE,  NEW YORK, NY 10017 OR BY
CALLING D.F. KING & CO., INC. AT (800) 628-8532.

THE PARTICIPANTS IN THE PROXY  SOLICITATION ARE PEMBRIDGE VALUE OPPORTUNITY FUND
LP, A DELAWARE LIMITED PARTNERSHIP, PEMBRIDGE CAPITAL MANAGEMENT LLC, A DELAWARE
LIMITED LIABILITY COMPANY,  TIMOTHY E. BROG, CRESCENDO PARTNERS II, L.P., SERIES
Y, A DELAWARE  LIMITED  PARTNERSHIP,  CRESCENDO  INVESTMENTS II, LLC, A DELAWARE
LIMITED LIABILITY COMPANY,  CRESCENDO ADVISORS LLC, A DELAWARE LIMITED LIABILITY
COMPANY, ERIC ROSENFELD, ARNAUD AJDLER AND JOHN J. JONES.

INFORMATION  CONCERNING THE PARTICIPANTS AND THEIR INTERESTS IN THE SOLICITATION
IS SET FORTH IN THE PROXY STATEMENT FILED WITH THE SEC.

                                      -11-